Exhibit 99.1

AdvancePierre Foods Announces

Fourth Quarter and Full Year 2016 Financial Results

Fourth Quarter Net Income of $33 million; Adjusted Net Income of $42 million; Adjusted EBITDA of $81 million

Full Year Net Income of $136 million; Adjusted Net Income of $124 million; Adjusted EBITDA of $300 million

Expects full year 2017 Adjusted EBITDA of $315 to $325 million

CINCINNATI – March 9, 2017 – AdvancePierre Foods Holdings, Inc. (NYSE: APFH) (“AdvancePierre” or the “Company”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter Highlights

•	GAAP net income of $33.1 million, or $0.42 per diluted share, and Adjusted Net Income[1] of $42.0 million, or $0.53 per diluted share.
•	Net sales of $409.4 million included organic core volume growth[2] of 5.7%.
•	Adjusted EBITDA[1] of $81.2 million.
•	Reduced net leverage to 3.3 times trailing twelve month Adjusted EBITDA.
•	Paid quarterly dividend of $0.14 per share in the fourth quarter.

Full Year 2016 Highlights

•	GAAP net income of $136.3 million, or $1.90 per diluted share, and Adjusted Net Income[1] of $124.4 million, or $1.73 per diluted share.
•	Net sales of $1.568 billion included organic core volume growth of 2.5%.
•	Adjusted EBITDA[1] of $300.2 million.

Full Year 2017 Outlook

•	Net sales in the range of $1.640 billion to $1.670 billion, including organic core volume growth of 2.0-3.0%.
•	Adjusted EBITDA in the range of $315 million to $325 million.
•	Adjusted Diluted Net Income per Share in the range of $1.30 to $1.37.

“Our fourth quarter results were highlighted by profitable growth in each of our three core segments, strong cash flow generation, and the completion of another strategic business acquisition” said AdvancePierre Chief Executive Officer, John Simons. “In 2016 we delivered on our commitments to achieve solid organic growth, increase earnings, and deploy cash flow to reward our shareholders with an attractive dividend.”

“We plan to continue to invest in highly accretive acquisitions and reduce leverage,” added AdvancePierre’s President, Chris Sliva. “Our growth trajectory sets us apart from the broader food industry and we are well positioned to continue our momentum driven by execution of our continuous improvement process, ‘the APF Way’, in 2017 and beyond.”

1 See “About Non-GAAP Financial Measures”

2“Core organic volume growth” refers to the period-to-period change in volume generated by the Company’s three core segments, excluding volume from acquisitions and the industrial segment.

Consolidated Financial Results for the Fourth Quarter

Net sales for the fourth quarter of 2016 were $409.4 million compared to $386.1 million for the fourth quarter of 2015. The increase was primarily attributable to the Allied Specialty Foods business acquisition and organic core volume growth, partially offset by strategic price and trade spending investments to reflect lower raw material costs which reduced net sales.

Gross profit for the fourth quarter of 2016 increased by $20.8 million to $116.5 million, or 28.5% of net sales, compared to $95.7 million, or 24.8% of net sales, for the fourth quarter of 2015, reflecting an increase of 370 basis points of margin. Gross profit increased primarily due to positive price realization net of raw material cost movements, volume growth, productivity savings and other cost reductions.

Selling, general and administrative expenses for the fourth quarter of 2016 were $58.8 million, or 14.3% of net sales, compared to $53.7 million, or 13.9% of net sales for the fourth quarter of 2015.

Interest expense for the fourth quarter of 2016 was $22.2 million, a decrease of $3.5 million compared to $25.7 million for the fourth quarter of 2015. This decrease resulted from $12.0 million of interest savings from refinancing of the Company’s credit facilities and lower average borrowings, offset by $8.5 million of charges associated with the refinancing transaction.

Income tax provision was $1.2 million for the fourth quarter of 2016, as compared to an income tax provision of $2.9 million for the fourth quarter of 2015.

AdvancePierre’s reported GAAP net income was $33.1 million, or $0.42 per diluted share, for the fourth quarter of 2016, compared to $11.7 million, or $0.18 per diluted share, for the fourth quarter of 2015. Adjusted Net Income for the fourth quarter of 2016 was $42.0 million, or $0.53 per diluted share compared to $15.3 million, or $0.23 per diluted share, for the fourth quarter of 2015.

For the fourth quarter of 2016, Adjusted EBITDA increased 17.9% to $81.2 million from $68.9 million for the fourth quarter of 2015.

Segment Financial Results for the Fourth Quarter

Foodservice

Net sales for the Foodservice segment increased 2.4% to $219.9 million in the fourth quarter of 2016, compared to $214.7 million for the fourth quarter of 2015, reflecting the acquired volume (5.4%) and higher organic volume growth (2.0%), partially offset by unfavorable mix (1.2%) and a reduction in net pricing (3.8%). The Foodservice segment achieved growth across the majority of its product categories in both its Street and Schools customer sub-channels.

Operating income for the Foodservice segment increased 28.6% to $46.7 million in the fourth quarter of 2016, compared to $36.3 million for the fourth quarter of 2015, reflecting positive price realization net of raw material deflation, higher volume, and productivity savings.

Retail

Net sales for the Retail segment increased 8.1% to $106.4 million in the fourth quarter of 2016, compared to $98.4 million for the fourth quarter of 2015, reflecting organic volume (7.2%), acquired volume (0.1%), and favorable mix (5.0%), partially offset by a reduction in net pricing (4.2%). The increase in volume was primarily from increased consumption of stuffed entrées, and increased distribution of breakfast sandwiches, partially offset by the rationalization of certain private label lower margin fully cooked breaded poultry SKUs.

Operating income for the Retail segment increased 30.0% to $9.1 million in the fourth quarter of 2016, compared to $7.0 million for the fourth quarter of 2015, favorable net price realization of raw material deflation, volume growth, and productivity savings.

Convenience

Net sales for the Convenience segment increased 20.7% to $62.2 million in the fourth quarter of 2016, compared to $51.5 million for the fourth quarter of 2015, reflecting organic volume growth (19.8%), acquired volume (0.5%), and favorable mix (1.5%) partially offset by a reduction in net pricing (1.1%). Volume growth was driven by new product introductions and increased distribution to convenience stores.

Operating income for the Convenience segment increased 43.4% to $11.6 million in the fourth quarter of 2016, compared to $8.1 million for the fourth quarter of 2015, reflecting productivity savings and positive price realization net of raw material deflation.

Industrial

Net sales for the Industrial segment decreased 1.9% to $21.0 million in the fourth quarter of 2016, compared to $21.4 million for the fourth quarter of 2015, reflecting lower volume (8.8%), a reduction in net pricing (2.1%), and unfavorable mix (0.1%), partially offset by the benefit of acquired volume (9.1%). The volume decline reflects changes in order patterns for certain key customers in the segment.

Operating income for the Industrial segment declined to $1.5 million in the fourth quarter of 2016 from $1.9 million for the fourth quarter of 2015, primarily the result of lower volumes.

Unallocated Corporate Expenses

Unallocated corporate expenses decreased to $12.3 million in the fourth quarter of 2016 from $13.0 million for the fourth quarter of 2015.

Outlook

For full year 2017, AdvancePierre expects net sales in the range of $1.640 billion to $1.670 billion, including organic volume growth of 2.0-3.0% in AdvancePierre’s three core segments and a full year of the Allied Specialty Foods business acquired in October 2016. The Company expects Adjusted EBITDA in the range of $315 million to $325 million. AdvancePierre expects Adjusted Diluted Net Income per Share in the range of $1.30 to $1.37 which includes an effective income tax rate of approximately 39%.

AdvancePierre provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of forward-looking Adjusted EBITDA and Adjusted Diluted Net Income per Share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; merger and acquisition-related expenses; non-cash stock based compensation; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding AdvancePierre’s non-GAAP financial measures, see “About Non-GAAP Financial Measures” below.

About Non-GAAP Financial Measures

“Adjusted Net Income” (which excludes income tax credits related to reversal of valuation allowances on deferred tax assets, charges related to the refinancing of AdvancePierre’s credit facilities, restructuring expenses, sponsor fees and expenses, merger and acquisition expenses, public filing expenses and other items), “Adjusted Diluted Net Income per Share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization, and loss on modification and extinguishment of term loans), and “Adjusted EBITDA” (EBITDA as adjusted for restructuring expenses, non-cash stock-based compensation expense, sponsor fees and expenses, merger and acquisition expenses and public filing expenses, and other items) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts that are different from the most directly comparable measure calculated and presented in accordance with GAAP in AdvancePierre’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

AdvancePierre presents Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA as performance measures because it believes these measures facilitate a comparison of its operating performance on a consistent basis from period-to-period and provide for a more complete understanding of factors and trends affecting its business than measures under GAAP can provide alone. AdvancePierre also believes these non-GAAP financial measures are useful tools because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to AdvancePierre’s. However, AdvancePierre’s definition of these non-GAAP financial measures may not be the same as similarly titled measures used by other companies.

AdvancePierre also believes that Adjusted EBITDA is useful to investors in evaluating its operating performance because it provides a means to evaluate the operating performance of its business on an ongoing basis using criteria that management uses for evaluation and planning purposes. Because Adjusted EBITDA facilitates internal comparisons of AdvancePierre’s historical financial position and operating performance on a more consistent basis, management also uses Adjusted EBITDA in measuring AdvancePierre’s performance relative to that of its competitors, in communications with its board of directors concerning its operating performance and in evaluating acquisition opportunities. In addition, targets for Adjusted EBITDA are among the measures AdvancePierre uses to evaluate management’s performance for purposes of determining their compensation.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, the most directly comparable measure calculated and presented in accordance with GAAP. Because of these limitations, investors should rely primarily on the most directly comparable measure calculated and presented in accordance with GAAP and use non-GAAP financial measures only as a supplement. In evaluating non-GAAP financial measures, investors should be aware that in the future AdvancePierre may incur expenses similar to those for which adjustments are made in calculating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should not be considered as a measure of discretionary cash available to AdvancePierre to invest in the growth of its business.

Additional information regarding EBITDA and Adjusted EBITDA, and a reconciliation of EBITDA and Adjusted EBITDA to net income is included in the tables below for the fourth quarter and full year of 2016 and 2015, along with the components of EBITDA and Adjusted EBITDA. Also included below are reconciliations of Adjusted Net Income to net income for the fourth quarter and full year of 2016 and 2015.

Conference Call

A conference call will be webcast on Thursday, March 9, 2016 at 8 AM ET. Access is available on AdvancePierre’s investor relations website at http://investors.advancepierre.com. Alternatively, participants may access the call by dialing 1-877-201-0168 or 1-647-788-4901 (outside the U.S. and Canada) and referencing the conference ID: 69520771. An archive of the webcast and presentation materials will be available on the Company’s investor relations website approximately two hours after the call.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc., headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2016 and approximately 4,500 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites.

Forward-Looking Statements

This report contains “forward-looking statements.” The words “estimates,” “expects,” “contemplates”, “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements and not historical facts. The forward-looking statements are based upon the Company’s current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Actual results may vary materially from what is expressed in or indicated by the forward-looking statements as a result of various factors, some of which are beyond the Company’s control, including but not limited to: competition, disruption of the Company’s supply chain, the loss of or reduced purchasing by any of the Company’s major customers, increases in the prices of raw materials, deterioration of general economic conditions, changes in consumer eating habits, potential product liability claims and inadequacy of insurance and indemnification agreements in covering any successful claims, adverse publicity, exposure to legal proceedings or other claims, claims regarding the Company’s intellectual property rights or termination of the Company’s material licenses, failure to comply with government contracts or applicable laws and regulations, failure to comply with governmental and environmental regulations, labor disruptions, failure to retain members of the Company’s senior management team, inability to identify, complete and integrate acquired businesses, inability to realize anticipated cost savings or incurrence of additional costs in efforts to realize such cost savings, breaches of data security, disruptions in the Company’s information technology systems, the impact of the Company’s high level of indebtedness, and Oaktree’s control of the Company, and the other risks and uncertainties detailed in the Company’s Registration Statement on Form S-1 (Reg. No. 333-215441) initially filed with the Securities and Exchange Commission on January 5, 2017 and declared effective on January 18, 2017. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. Other than as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

For Further Information:

Investors

John W. Morgan, 513-372-9338

AdvancePierre Foods Holdings, Inc.

Vice President, Investor Relations

John.Morgan@advancepierre.com

Media

Laura Phillips, 513-381-8347

Vehr Communications

lphillips@vehrcommunications.com

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Net sales	$409,423	$386,054	$1,568,259	$1,611,611
Cost of goods sold	268,050	266,759	1,051,590	1,158,218
Distribution expenses	24,829	23,474	93,573	96,527
Restructuring expenses	-	132	-	2,492

Gross profit	116,544	95,689	423,096	354,374
Selling, general and administrative expenses	58,781	53,725	224,221	196,169
Restructuring expenses	-	828	120	2,248
Other expense, net	1,207	859	14,762	5,550

Operating income	56,556	40,277	183,993	150,407
Interest expense:
Cash interest	13,169	23,197	71,367	94,311
Refinancing charges	8,531	-	27,567	-
Amortization and write-off of debt issuance costs and original issue discount	535	2,530	5,761	10,066

Income before income tax provision	34,321	14,550	79,298	46,030
Income tax provision (benefit)	1,176	2,862	(56,990)	8,919

Net income	$33,145	$11,688	$136,288	$37,111

Net income per common share
Weighted average common shares outstanding—basic	77,665	65,654	71,101	65,350
Net income per common share—basic	$0.42	$0.18	$1.90	$0.57
Weighted average common shares outstanding—diluted	77,667	66,557	71,102	66,182
Net income per common share—diluted	$0.42	$0.18	$1.90	$0.56

Adjusted EBITDA	$81,183	$68,875	$300,205	$260,198
Adjusted net income	$41,956	$15,273	$124,443	$66,847
Adjusted net income per common share - diluted	$0.53	$0.23	$1.73	$1.01

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31, 2016	January 2, 2016
Assets
Current Assets:
Cash and cash equivalents	$104,440	$4,505
Accounts receivable, net of allowances of $291 and $15 at December 31, 2016 and January 2, 2016, respectively	82,458	82,618
Inventories	165,626	183,536
Donated food value of USDA commodity inventory	45,022	31,590
Prepaid expenses and other current assets	12,111	11,201

Total current assets	409,657	313,450
Property, plant and equipment, net	257,300	237,922

Other Assets:
Goodwill	330,393	299,708
Other intangibles, net	242,537	242,110
Deferred tax asset	2,707	-
Other	4,417	2,969

Total other assets	580,054	544,787

Total assets	$1,247,011	$1,096,159

Liabilities and Shareholders’ Deficit
Current Liabilities:
Current maturities of long-term debt	$274	$24,721
Current liabilities under tax receivable agreement	35,793	-
Trade accounts payable	57,374	43,896
Accrued payroll and payroll taxes	27,539	24,235
Accrued interest	1,791	20,028
Accrued promotion and marketing	33,212	25,289
Accrued obligations under USDA commodity program	44,937	30,541
Other accrued liabilities	23,773	37,548

Total current liabilities	224,693	206,258
Noncurrent liabilities:
Long-term debt, net of current maturities (including related party debt)	1,078,657	1,233,837
Long-term liabilities under tax receivable agreement	218,362	-
Deferred tax liability	-	42,750
Other long-term liabilities	26,501	40,541

Total liabilities	1,548,213	1,523,386

Stockholders’ Deficit:
Common stock—$0.01 par value, 500,000 shares authorized; 78,079 and 66,058 issued at December 31, 2016 and January 2, 2016, respectively	781	651
Additional paid-in capital	12,323	3,549
Stockholder notes receivable	(902)	(3,884)
Accumulated deficit	(313,404)	(427,543)

Total stockholders’ deficit	(301,202)	(427,227)

Total liabilities and stockholders’ deficit	$1,247,011	$1,096,159

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	December 31, 2016	January 2, 2016
Cash flows from operating activities
Net income	$136,288	$37,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization charges	64,723	62,857
Deferred income tax (benefit ) provision	(59,415)	7,458
Stock-based compensation expense	31,485	17,198
Amortization of loan origination fees and original issue discount	5,761	10,066
Amounts related to debt refinancing	(4,664)	-
Forgiveness of notes receivable from stockholders	32	87
Other changes in operating assets and liabilities (excluding amounts from acquisitions)	26,870	21,179
Other	(2,668)	1,290

Net cash provided by operating activities	198,412	157,246

Cash flows used in investing activities
Purchases of property, plant and equipment	(38,392)	(35,861)
Net cash used in acquisitions, net of cash acquired	(62,319)	(72,483)
Proceeds from sale of property, plant and equipment	83	42

Net cash used in investing activities	(100,628)	(108,302)

Cash flows provided by (used in) financing activities
Proceeds from issuance of term loans, net of debt issuance costs	1,683,970	-
Repayments of term loans and capital leases	(1,865,188)	(13,466)
Borrowings on revolving line of credit, net	-	(28,700)
Repayments of other long-term liabilities	(11,477)	-
Proceeds from issuance of shares	216,451	-
Dividends paid	(22,163)	-
Other, net	558	(2,370)

Net cash provided by (used in) financing activities	2,151	(44,536)

Net increase in cash and cash equivalents	99,935	4,408
Cash and cash equivalents, beginning of period	4,505	97

Cash and cash equivalents, end of period	$104,440	$4,505

AdvancePierre Foods Holdings, Inc.

Segment Data (Unaudited)

(In thousands, except for percent amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net sales
Foodservice	$219,851	$214,719	$849,933	$886,095
Retail	106,373	98,390	409,612	395,941
Convenience	62,200	51,545	229,837	201,845
Industrial	20,999	21,400	78,877	127,730

	$409,423	$386,054	$1,568,259	$1,611,611

Operating income
Foodservice	$46,687	$36,299	$168,266	$134,287
Retail	9,064	6,973	38,331	28,543
Convenience	11,606	8,093	38,925	29,776
Industrial	1,495	1,879	3,080	2,767
Unallocated corporate expenses, net	(12,296)	(12,967)	(64,609)	(44,966)

	$56,556	$40,277	$183,993	$150,407

Change in Net Sales for Fourth Quarter ended December 31, 2016	Due to Changes in:
	Acquisitions	Volume	Mix	Pricing	Total

Foodservice	5.4%	2.0%	-1.2%	-3.8%	2.4%
Retail	0.1%	7.2%	5.0%	-4.2%	8.1%
Convenience	0.5%	19.8%	1.5%	-1.1%	20.7%
Industrial	9.1%	-8.8%	-0.1%	-2.1%	-1.9%

	3.6%	4.9%	1.0%	-3.4%	6.1%

Memo: Core Segments	3.3%	5.7%	1.0%	-3.5%	6.5%

Change in Net Sales for Fiscal Year ended December 31, 2016	Due to Changes in:
	Acquisitions	Volume	Mix	Pricing	Total

Foodservice	1.3%	-0.6%	-2.3%	-2.5%	-4.1%
Retail	0.7%	3.6%	3.0%	-3.9%	3.4%
Convenience	1.6%	14.2%	1.6%	-3.5%	13.9%
Industrial	1.5%	-34.2%	-3.7%	-1.8%	-38.2%

	1.2%	-0.4%	-0.6%	-2.9%	-2.7%

Memo: Core Segments	1.2%	2.5%	-0.3%	-3.0%	0.4%

 AdvancePierre Foods Holdings, Inc.

 Reconciliation of EBITDA and Adjusted EBITDA to Net Income

 (In thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income	$33,145	$11,688	$136,288	$37,111
Interest expense	22,235	25,727	104,695	104,377
Income tax provision (benefit)	1,176	2,862	(56,990)	8,919
Depreciation and amortization expense	16,772	16,484	64,723	62,857

EBITDA	73,328	56,761	248,716	213,264
Restructuring expenses (a)	-	960	120	4,740
Non-cash stock based compensation expense (b)	6,333	8,529	31,485	17,198
Sponsor fees and expenses (c)	-	810	14,214	11,883
Merger and acquisition expenses and public filing expenses (d)	776	1,282	4,988	6,246
Other (e)	746	533	682	6,867

Adjusted EBITDA	$81,183	$68,875	$300,205	$260,198

(a)	Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and implementation of the APF Way.
(b)	Employee stock and option grants, which we expense over the vesting period, based on the fair value of the award on the date of the grant or any subsequent modification date.
(c)	Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders. Amounts in fiscal 2016 also include a $9.0 million success fee paid to Oaktree.
(d)	Expenses related to the acquisitions of Landshire, Better Bakery and Allied and costs associated with other unconsummated transactions along with certain public filing expenses.
(e)	Amount primarily relates to disposal of assets, acquisition step-up effects and, in fiscal 2015, product recall costs.

 AdvancePierre Foods Holdings, Inc.

 Reconciliation of Adjusted Net Income to Net income

 (In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income	$33,145	$11,688	$136,288	$37,111
Reversal of deferred tax asset valuation allowance (a)	(1,242)	-	(59,416)	-
Charges related to refinancing and prepayment of credit facilities (b)	8,531	-	27,567	-
Restructuring expenses (c)	-	960	120	4,740
Sponsor fees and expenses (d)	-	810	14,214	11,883
Merger and acquisition expenses and public filing expenses (e)	776	1,282	4,988	6,246
Other (f)	746	533	682	6,867

Adjusted net income	$41,956	$15,273	$124,443	$66,847

Adjusted diluted net income per share	$0.53	$0.23	$1.73	$1.01

(a)	Reversal of a portion of existing valuation allowances on net operating loss and other deferred tax benefits.
(b)	Charges related to refinancings of the Company’s credit facilities in June and December 2016, and partial prepayment of term loan in July 2016.
(c)	Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and the implementation of the APF Way.
(d)	Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders. Amounts in fiscal 2016 also include a $9.0 million IPO success fee paid to Oaktree.
(e)	Expenses related to the acquisitions of Landshire, Better Bakery and Allied, and costs associated with other unconsummated transactions along with certain public filing expenses.
(f)	Amount primarily relates to disposal of assets, acquisition step-up effects and, in fiscal 2015, product recall costs.
(g)	The estimated tax effects of the items marked (b) to (f) above were determined to be de minimus, based on a comparison of the expected tax liability with and without such items.